SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                ---------

                                FORM 8-A/A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                         ROCK OF AGES CORPORATION
          (Exact name of registrant as specified in its charter)

            Delaware                                   030153200
(State of incorporation or organization)             (IRS Employer
                                                     Identification No.)

772 Graniteville Road, Graniteville, Vermont               05654
(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class              Name of each exchange on which
         to be so registered              each class is to be registered


         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]


Securities Act registration statement file number to which this form
relates:   333-33685


Securities to be registered pursuant to Section 12(g) of the Act:

              CLASS A COMMON STOCK, par value $.01 per share
                             (Title of class)




              INFORMATION REQUIRED IN REGISTRATION STATEMENT

         This Registration Statement amends the Registration Statement on Form 8-A filed by Rock of Ages Corporation (the "Company") on October 16, 1997.

Item 1.  Description of Securities to be Registered.

         Class A Common Stock

         The Company's Amended and Restated Certificate of
Incorporation authorizes the issuance of up to 30,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

         Voting Rights. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, and each share of the Company's Class B
Common Stock, par value $.01 per share (the "Class B Common Stock"), entitles the holder to ten votes on each such matter, in each case including the election of directors. Except as required by applicable law, holders of the Class A Common Stock will vote together as a single class with the Company's Class B Common Stock on all matters submitted to a vote of the stockholders. Neither the Class A Common Stock nor the Class B Common Stock has cumulative voting rights.

         Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to vote or raise other matters at a meeting.

         Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any of the Preferred Stock, par value $.01 per share of the Company (the "Preferred Stock") that may be issued and outstanding.

         If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable solely in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable solely in shares of Class A Common Stock.

         Conversion. The Class A Common Stock has no conversion rights.

         Liquidation. In the event of liquidation of the Company, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

         Other Provisions. The holders of shares of Class A Common Stock are not entitled to preemptive rights. The Class A Common Stock may not be subdivided or combined in any manner unless the Class B Common Stock is subdivided or combined in the same proportion.

         The information required by Item 202(5) of Regulation S-K is provided under the headings "Description of Capital Stock-Preferred Stock" and "-Antitakeover Effects of Provisions of the Charter and By-Laws and of Delaware Law" in the Company's Registration Statement on Form S-1 (Registration No. 333-33685), as initially filed with the Securities and Exchange Commission on August 15, 1997 and as amended on September 23, 1997, October 15, 1997 and October 17, 1997 (the "Registration Statement"). Such portion of the Registration Statement is hereby incorporated by reference and made a part hereof.


                                SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           ROCK OF AGES CORPORATION


Dated: February 4, 1998                    By:  /s/ Kurt M. Swenson
                                               ---------------------
                                               Name:  Kurt M. Swenson
                                               Title: President and Chief
                                                      Executive Officer